Exhibit 99.2

August 6, 2024

Special Committee of the Board of Directors

The Board of Directors

GRIID Infrastructure Inc.

2577 Duck Creek Road

Cincinnati, OH 45212

Re: Proxy Statement/Prospectus of

GRIID Infrastructure Inc. and CleanSpark, Inc., filed August 6, 2024 (the “Registration Statement”)

Members of the Special Committee of the Board of Directors and the Board of Directors:

Reference is made to our opinion letter, dated June 26, 2024, and our opinion letter, dated June 27, 2024 (collectively, the “Opinion Letters”), with respect to the fairness from a financial point of view of the Merger Consideration (as defined in the Opinion Letters) that is to be issued by CleanSpark, Inc. (“CleanSpark”) pursuant to the Agreement and Plan of Merger by and among CleanSpark, Tron Merger Sub, Inc. and GRIID Infrastructure, Inc. (the “Company”), dated June 26, 2024.

The Opinion Letters are provided for the information and assistance of the Special Committee of the Board of Directors and the Board of Directors of the Company in connection with their consideration of the transaction contemplated therein. We understand that the Company has determined to include the Opinion Letters in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letters under the captions “Summary-Opinion of Lincoln International LLC”, “Risk Factors-The opinion of Lincoln will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger”, “The Merger-GRIID Board’s and GRIID Special Committee’s Recommendations and Its Reasons for the Merger”, “The Merger-Opinion of Lincoln International LLC”, and “The Merger-GRIID Unaudited Forecasted Financial Information” and to the inclusion of the Opinion Letters in the Proxy Statement/Prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letters are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lincoln International LLC